Exhibit 99.2

BIOTIME, INC.	935 Pardee Street Berkeley, CA 94710 Tel: 510-845-9535 Fax: 510-845-7914 www.biotimeinc.com

FOR IMMEDIATE RELEASE

     BERKELEY, CA, June 26, 2003 — BioTime, Inc. (AMEX:BTX) announced the formation of an interim Office of the President to perform the duties of the Chief Executive Officer of the Company until such time as a new CEO is appointed. Dr. Paul Segall, BioTime’s Chairman and Chief Executive Officer, passed away suddenly on June 23, 2003.

     The Office of the President will be comprised of three of BioTime’s founding executive officers, Judith Segall, Vice President of Operations and Secretary; Dr. Hal Sternberg, Vice President of Research; and Dr. Harold Waitz, Vice President of Engineering and Regulatory Affairs. Each of these executives had worked closely with Dr. Segall in the management of BioTime’s business from the inception of the Company, including its product development and licensing programs.

     BioTime holds a $1 million key man life insurance policy on Dr. Segall and expects to file a claim shortly.

     BioTime, headquartered in Berkeley, California develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment, and other applications. Information about BioTime can be found on the web at www.biotimeinc.com.